EXHIBIT 10.1

TEMPORARY
ACCESS
AGREEMENT

This Agreement is entered into this 19th day of July, 2012 between the Navajo Nation, through its Deputy Attorney General, and Hydro Resources, Inc. (HRI) through its President and Chief Executive Officer.

Whereas, HRI owns certain property within the Church Rock Chapter, Navajo Nation, State of New Mexico, commonly referred to as Section 8 consisting of an approximately 174.5-acre tract of the southeast quadrant of Section 8; and

Whereas, the Navajo Nation recently determined and HRI understands that the State of New Mexico right of way connected with State Highway 566 does not intersect with Section 8; and

Whereas on October 12 and 13, 2011 HRI crossed over Navajo trust lands (specifically lands commonly referred to as Sections 17 and 9) for purposes of accessing   Section 8; and

Whereas on April 5, 2012 the Navajo Nation Division of Natural Resources issued a Notice of Violation and Order asserting that HRI had committed a Civil Trespass violating 16 N.N.C. §2201 et seq. by crossing Navajo lands for purposes of accessing Section 8 without an appropriate right-of-way; and

Whereas the Navajo Nation Division of Natural Resources additionally assessed a civil penalty in the amount of $50.00 and further Ordered HRI to cease crossing Navajo lands for purposes of accessing Section 8 without applying for and obtaining an appropriate right-of- way, under Navajo law, the general Indian Right-of-Way Act, 25 U.S.C. §§323-328 and implementing regulations at 25 C.F.R. Part 169; and

Whereas the parties are desirous of settling this particular incident of alleged trespass and continuing their negotiations regarding the underlying issues surrounding this particular incident of alleged trespass, the parties hereto agree as follows:

1.  By acceptance of this temporary access, HRI consents and submits to the full territorial, legislative, executive and judicial jurisdiction of the Navajo Nation within Navajo Indian country, including but not limited to jurisdiction to impose civil assessments or fines and to enter and enforce judgments for compensatory and punitive damages and equitable relief in connection with all activities conducted by HRI and its agents which have a proximate effect on persons or property within Navajo Indian country.  HRI further covenants not to contest or challenge such jurisdiction in any forum on any basis not applicable generally to state jurisdiction, such as, by way of examples and not limitation, on the basis that such jurisdiction is inconsistent with the status of the Navajo Nation as an Indian nation, or that the Navajo Nation is not a government and its courts are not courts of general jurisdiction, or that the Navajo Nation does not possess the power to legislate and regulate for the general health and welfare over all lands, persons and activities within Navajo Indian country.

2.  HRI further agrees to complete the remediation of any radioactive contamination now existing on Section 17 or Section 8 (“preexisting contamination”) prior to commencing its planned in-situ leach uranium operations on Section 8.  The remediation of preexisting contamination on Section 17 will be completed in accordance with the Navajo  Nation Comprehensive Response Compensation and Liability Act (NNCERCLA) 4 N.N.C.  2101 et seq. under either a negotiated remediation plan, an Administrative Order of Consent or a Unilateral Administrative Order.  Any remediation of preexisting contamination deemed necessary by either the New Mexico state or federal governments on Section 8 will be completed in accordance with applicable state and/or federal law.

3.  Consistent with paragraph 1 above HRI agrees to pay the Navajo Nation the $50.00 civil penalty assessed for the previously referenced alleged trespass that occurred in October 2011.

4.  HRI further agrees not to cross any Navajo trust lands for purposes of accessing Section 8 or other lands owned or leased by HRI except pursuant to any lawful grant consented to by the Navajo Nation and granted by the United States, except as provided by Section 6 below.

5.  HRI further agrees to dismiss with prejudice its pending appeal of the above-referenced Notice of Violation and Order before the Navajo Nation Office of Hearings and Appeals in Docket No. OHA-DNR-001-12.

6.  The Navajo Nation hereby grants HRI temporary access to cross Navajo Nation trust lands for the limited purpose of accessing Section 8 during the upcoming visit of Nuclear Regulatory Commission representatives as well as for such other activities reasonable and necessary for the NRC’s, or HRI’s, access to Section 8 in support of permit or license requirements.  The parties agree that the purpose of this temporary access is to satisfy administrative permit or license requirements.  No construction activities or earth disturbance activities of any type are permitted pursuant to this temporary access agreement. “Temporary” shall mean not to exceed one business day, during which time HRI and its licensed contractors and representatives may access Section 8 via Section 9 or Section 17 without incurring a    Notice of Violation and Order under the Navajo Civil Trespass Act.  Any temporary access   shall require not less than seven (7) business days’ notice in writing to the Navajo Nation Department of Justice, identifying the type of activity to be undertaken and the HRI employees or consultants desiring to access Section 8 via Section 9 or Section 17, to the extent such individuals’ identities are reasonably known by HRI at the time notice is given.

7.  The Navajo Nation hereby releases HRI from any further liability whatsoever in any way relating to the alleged trespass that occurred in October 2011.

THE NAVAJO NATION

By:	/s/ Dana Bobroff

Its:	Deputy Attorney General

HYDRO RESOURCES, INC.

By:	/s/ Donald C. Ewigleben

Its:	President and Chief Executive Officer

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